Exhibit 10.10

** Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

APLD Hosting LLC - Master Hosting Agreement

This Master Hosting Agreement (this “Agreement”), dated October 12, 2021 is between APLD Hosting, LLC (“APLD”) with address at 3811 Turtle Creek Blvd, Suite 2100 Dallas, TX 75219 and Hashing LLC (“Customer”) with address at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. In consideration of the promises set forth below, the parties agree as follows:

1.	Services. Subject to the terms and conditions of this Agreement, APLD shall provide, and Customer shall pay for, the colocation, managed and other services for Customer’s equipment listed on Exhibit A hereto (the “Equipment”).

2.	Colocation Services.

2.1	Colocation Facility. APLD will provide cryptocurrency mining facility, including rack space, electrical power, ambient air cooling, internet connectivity and physical security (“Services”) for the Equipment at the APLD Hosting Facility – 2671 Hwy 20 SE, Jamestown, ND 58401 (the “Facility”).

2.2	Transfer of Equipment. Customer shall provide prompt written notice to APLD if it transfers legal title to any Equipment to an entity, firm, or corporation that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Customer (the “Customer Affiliates”) or any other third party. In the event of such a transfer, Customer shall remain obligated to pay APLD the Monthly Service Fees for the transferred Equipment for the remainder of the Term unless and until such Equipment is placed into service under, and is subject to, a collocation agreement between the acquiring third party and APLD, which shall be at APLD’s sole discretion.

2.3	Transfer of Services. Other than to any other party within the Customer Affiliates, Customer may not sublicense, assign, delegate or otherwise transfer its receipt of Services under this Agreement to any third party without APLD’s express written consent, which APLD may withhold in its sole discretion.

2.4	Service Level. APLD will use its commercially reasonable best efforts to ensure that the following metrics are met in the provision of Services to Customer:

2.4.1	A/C power to the outbound port on Customer’s serving power distribution unit (PDU) shall be available 95% of the time in a calendar year;

2.4.2	Network infrastructure based on redundant fiber optic internet connection; 2.4.3. Filtered ambient air; and

2.4.3	Monitoring and remote trouble shooting on a twenty-four hours per day, seven days a week basis. Machines that cannot be returned to full service remotely will be rebooted, and if necessary, removed from the shelf for repair within 8 hours from first reported downtime. Miner will be evaluated by technician and either repaired or shipped to external maintenance facility within 48 hours from removal from shelf at Customer’s expense.

3.	Term and Termination.

3.1	Term. This Agreement shall be effective as of the date on which (i) it has been executed by both APLD and Customer and (ii) no less than [**] megawatts (MW) of power are available at the Facility (the “Effective Date”), and shall remain in effect for sixty (60) calendar months from the Effective Date (the “Term”). The Term may be extended for an additional twenty-four (24) months under the fee structure set forth herein upon agreement of both parties.

3.2	Equipment Return. Upon Customer’s written request, and provided Customer has paid all amounts then due and owing under this Agreement, APLD shall decommission and return the corresponding Equipment to Customer upon the expiration of the Term, at Customer’s expense, as provided in Section 8.4.

3.3	Termination for Default by Customer. APLD may terminate this Agreement for cause immediately upon written notice to Customer if Customer: (a) fails to make any payment(s) due pursuant to this Agreement; (b) violates, or fails to perform or fulfill any covenant or provision of this Agreement, and any such matter is not cured within ten (10) days after written notice from APLD; (c) enters into bankruptcy, dissolution, financial failure or insolvency; or (d) enters into an assignment, sale or merger with a third party, unless approved in writing in advance by APLD (each, a “Customer Default”).

3.4	Termination for Default by APLD. Customer may terminate this Agreement for cause immediately upon written notice to APLD if: (a) the availability of power to the Customer drops below [**]% for [**] days or greater and (b) network availability drops below [**]% for [**] days or greater (each, an “APLD Default”), provided availability decrease is not due to a force majeure event by either APDL or the service provider (power or network), and the default is not cured within ten (10) days following written notice from Customer..

4.	Fees and Payment.

4.1	Initial Fees. An initial setup of fee equal to [**] dollars ([**]) per machine that will be set up (the “Initial Setup Fee”) shall be due and payable upon execution of this Agreement, and installation of the Equipment will not begin until the Initial Setup Fee is received. An initial deposit equal to [**] of monthly service fee (the “Initial Deposit”) shall be due and payable when the first [**]% of contracted capacity is available at the Facility and fully operational to provide the Services. Upon receipt of the Initial Deposit by APLD, Customer agrees to deploy the Equipment at the Facility. The Initial Setup Fee and Initial Deposit are non-transferrable under any circumstance and are refundable only to the extent that all of Customer’s obligations under this Agreement have been fully satisfied.

4.2	Monthly Fees. Customer shall pay APLD a monthly service fees equal to [**] dollars ($[**]) / MW / month (the “Monthly Service Fees”) of Billing Demand, where Billing Demand is equal to the maximum amount of all-in electricity used by Customer’s equipment (including losses) over a one-hour period in the prior 12 months as calculated by APLD using available information. Monthly Service Fees will be invoiced monthly beginning on the date of installation of the Equipment and the commencement of the Services, and are due upon receipt of invoices submitted by APLD. Late payments will incur interest at the lesser of [**]% per month ([**]% annum) or the maximum amount allowed under applicable law.

4.3	Included Maintenance. APLD shall include automated and manual rebooting of non-responsive machines in the Monthly Service Fees described in section 4.2. APLD will make available access to reconfigure Customer miners pool settings via APLD’s control center software. APLD will provide network monitoring appliances that transmit data to APLD’s control center for customer viewing.

4.4	Additional Maintenance. Customer shall pay APLD an hourly rate of [**] dollars ($[**]) per hour for repairs to customer-owned Equipment. Customer shall pay APLD for any parts and consumables used in repairs at the rates as shown in Exhibit B, which will be modified from time-to-time based on pricing changes from suppliers of parts or other market conditions. If any changes have been made to pricing since the time of this Agreement or any subsequent notice of price changes, APLD will provide updated pricing prior to commencing any repairs.

4.5	Taxes. All amounts payable by Customer under this Agreement are exclusive of, and Customer shall solely be responsible for paying, all taxes, duties and fees, including federal, state and local taxes on manufacture, sales, gross income, receipts, occupation and use, not based on APLD’s income that arise out of this Agreement.

4.6	Payment Method. All payments due and owing under this Agreement shall be made through automated clearing house (“ACH”) transfers by APLD from an account established by Customer at a United States bank designated by Customer (the “Payment Account). Customer hereby agrees to execute and deliver to APLD or its ACH payment agent an authorization agreement authorizing APLD to initiate ACH transfers from the Payment Account to APLD in the amounts required or permitted under this Agreement. For as long as this Agreement remains effective, Customer shall be responsible for all costs, expenses or other fees and charges incurred by APLD as a result of any failed or returned ACH transfers, whether resulting from insufficient sums being available in the Payment Account or otherwise. Any other payment method must be pre-authorized by APLD and will be subject to a fee.

4.7	Escalation. The prices listed in this Section 4 will escalate annually at the greater of [**] or the year-over-year change in the Midwest electricity price index (APU020072610) as posted by the U.S. Bureau of Labor Statistics (the “BLS”). Should the index be discontinued or materially change APLD may chose a different index posted by the BLS that represents regional electricity price fluctuations.

5.	Security Interest. Customer hereby grants a security interest in the Equipment in favor of APLD to secure the obligations of Customer under this Agreement in the event of a Customer Default, to be stored or deployed by APLD as it may see fit, acting reasonably. APLD may, at such time as it determines appropriate, file a UCC 1 Financing Statement in such places as it determines to evidence the security interest granted by Customer to APLD under this Agreement. Customer represents and warrants that it has not granted a security interest in the Equipment in favor of a third-party priority over the security interest granted to APLD herein.

6.	Site Access.

6.1	Access. Only those persons specifically authorized by APLD in writing may access the Facility. APLD may reasonably deny or suspend Customer’s access to the Equipment based on APLD’s then-current Security Policies and Procedures, which include, but are not limited to:

6.1.1	All access into the Facility must be supervised by an APLD representative at all times;

6.1.2	Customer shall provide one (1) day’ written notice to APLD prior to any maintenance or repair of the Equipment;

6.1.3	Customer shall perform Equipment maintenance and repairs during normal business hours (Monday-Friday, 7AM – 6PM Central Time);

6.1.4	Customer may request immediate or after-hour access to the Facility to perform emergency maintenance. APLD will make every reasonable attempt to accommodate Customer’s after-hour emergency access requests.

6.1.5	For security purposes, Customer will have severely limited Internet access while at the Facility.

6.1.6	Customer will not have VPN access to the facility at any time and any control or monitoring of Customer’s equipment will be performed via APLD’s control center software only.

Customer shall be solely responsible for any damage or loss caused by anyone acting for or on its behalf while at the Facility.

6.2	Hazardous Conditions. If, any hazardous conditions arise on, from, or affecting the Facility, whether caused by Customer or a third party, APLD is hereby authorized to suspend service under this Agreement without subjecting APLD to any liability, and without constituting an APLD Default.

6.3	Access to Equipment Configurations. Customer’s access to configure machines shall be through software provided by APLD and not through any VPN, local access to the network, etc.

7.	Removals and Relocation of Equipment.

7.1	Relocation. APLD may reasonably require the relocation of Customer’s Equipment within the Facility or to another APLD facility upon twenty (20) days’ prior written notice to Customer, provided that the site of relocation shall afford comparable environmental conditions for the Equipment and comparable accessibility to the Equipment. Notwithstanding the foregoing, APLD shall not arbitrarily or capriciously require Customer to relocate the Equipment. If the Equipment is relocated according to this Section, the reasonable costs of relocating the Equipment and improving the Facility to which the Equipment will be relocated shall be borne by APLD. Any relocation will be completed by APLD’s staff.

7.2	Interference. If the Equipment is operating in a manner that it causes unacceptable interference to existing or prospective APLD customers or their Equipment in APLD’s commercially-reasonable opinion, APLD may require Customer to alter, remove or relocate the Equipment at Customer’s sole expense. APLD may take any action necessary such as powering down Customer equipment, removing network connectivity, or removing Equipment to protect its Facility, Equipment, or other Customer equipment. If Customer is unable to cure such interference within five (5) calendar days, APLD may terminate this Agreement without further obligation to Customer under this Agreement.

7.3	Emergency. In the event of an emergency, as determined in APLD’s reasonable discretion, APLD may rearrange, remove, or relocate the Equipment without any liability to APLD. Notwithstanding the foregoing, in the case of emergency, APLD shall provide Customer, to the extent practicable, reasonable notice prior to rearranging, removing, or relocating the Equipment.

7.4	Equipment Return. Provided that Customer has paid all amounts then due and owing under this Agreement and this Agreement terminates as contemplated herein, APLD shall decommission and make the corresponding Equipment available to Customer for pickup at, or shipment from, the Facility within sixty (60) business days of Customer’s written request. APLD shall work to uninstall and prepare for pickup all Equipment of Customer at the Facility based on a mutually-agreeable schedule for deinstallation. Customer shall arrange for pickup within thirty (30) days of APLD notifying Customer that the Equipment is or will be ready for pickup. Customer shall be responsible for all reasonable, documented pickup, delivery, transportation and deinstallation costs associated with removing the Equipment. If Customer does not remove the Equipment as provided herein within 30 days, Customer agrees that APLD may charge Customer for storage of such Equipment from the date of notice that the Equipment is ready for pickup. Customer shall remain liable to APLD for all amounts due for the remainder of the Term. If Customer does not remove the Equipment as provided herein within 60 days of such notification, the Equipment will be considered abandoned and Customer will be liable for any cost associated with disposal, removal or relocation of the Equipment.

8.	Customer Responsibilities.

8.1	Compliance with Laws. Customer’s use of the Facility and the Equipment located at the Facility must at all times conform to all applicable laws, including international laws, the laws of the United States of America, the laws of the states in which Customer is doing business, and the laws of the city/township, county and state where the Facility is located.

8.2	Licenses and Permits. Customer shall be responsible for obtaining any licenses, permits, consents, and approvals from any federal, state or local government that may be necessary to install, possess, own, or operate the Equipment.

8.3	Insurance. Customer acknowledges that APLD is not an insurer and Equipment is not covered by any insurance policy held by APLD. Customer is solely responsible for obtaining insurance coverage for the Equipment. Customer shall have commercial general liability insurance for both bodily injury and property damage of no less than one million dollars ($1,000,000). This insurance shall be maintained by Customer throughout the Term of this Agreement. APLD shall be named an additionally insured to cover any damage, loss, etc. from any malfunction of customer owned Equipment or from any of Customer’s agents or third parties being on site, etc.

8.4	Equipment in Good Working Order. Customer shall be responsible for delivering the Equipment to the Facility in good working order and suitable for use in the Facility. Customer shall be responsible for any and all costs associated with the troubleshooting and repair of Equipment received in non-working order, including parts and labor at APLD’s then-current rates. APLD is not responsible in any way for installation delays or loss of profits as a result of Equipment deemed not to be in good working order upon arrival at Facility.

8.5	Modification or Overclocking of Equipment. Customer shall notify and obtain prior written approval from APLD before any material modifications, alternations, firmware adjustments, over- or under-clocking, or other changes are made to Equipment (“Modified Equipment”) that is intended to or might cause the Equipment’s performance to deviate from the standard or factory specifications. If APLD determines that any Equipment has been materially altered or modified without APLD’s prior written approval (“Non- Compliant Equipment”), it shall be a Customer Default. In addition to any other right or remedy it might have, a Customer Default pursuant to this Section shall subject Customer to a Non-Compliant Equipment fee equal to twenty-five percent (25%) of the Monthly Service Fees for such Equipment for each month Equipment was non-compliant.

8.6	Representations. Customer represents and warrants that (i) it is properly constituted and organized, (ii) it is duly authorized to enter into and perform this Agreement, and (iii) the execution and delivery of this Agreement and its performance of its duties hereunder will not violate the terms of any other agreement to which it is a party or by which it is bound.

9.	Common Carrier. APLD and Customer agree that APLD is acting solely as a common carrier in its capacity of providing the Service hereunder and is not a publisher of any material or information. Furthermore, APLD has no right or ability to censor materials or information traversed through APLD’s networks.

10.	Warranty and Disclaimer. APLD MAKES NO WARRANTIES OR GUARANTEES RELATED TO THE AVAILABILITY OF SERVICES OR THE OPERATING TEMPERATURE OF THE FACILITY. THE SERVICES AND THE FACILITY ARE PROVIDED “AS IS.” APLD DOES NOT PROVIDE MECHANICAL COOLING OR BACKUP POWER AND THE FACILITY IS SUBJECT TO SWINGS IN LOCAL TEMPERATURE, WIND, HUMIDITY AND OTHER CONDITIONS. APLD MAKES NO WARRANTY WHATSOEVER, AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, WITH RESPECT TO GOODS AND SERVICES SUBJECT TO THIS AGREEMENT, INCLUDING ANY (A) WARRANTY OF MERCHANTABILITY; (B) WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) WARRANTY OF NONINFRINGEMENT AND (D) WARRANTY AGAINST INTERFERENCE. APLD DOES NOT WARRANT THAT (A) THE SERVICE SHALL BE AVAILABLE 24/7 OR FREE FROM INTERRUPTION; (B) THE SERVICE WILL MEET CUSTOMER’S REQUIREMENTS OTHER THAN AS EXPRESSLY SET FORTH HEREIN; OR (C) THE SERVICE WILL PROVIDE ANY FUNCTION NOT EXPRESSLY DESIGNATED AND SET FORTH HEREIN.

11.	Limitation of Liability.

11.1	Customer understands and acknowledges that, in certain situations, Services and Equipment functionality may be unavailable due to factors outside of APLD’s control. This includes, but is not limited to force majeure, weather, network failures, pool operator failures, denial of service attacks, currency network outages, hacking or malicious attacks on the crypto networks or exchanges, power outages, pandemics, or Acts of God. APLD SHALL HAVE NO OBLIGATION, RESPONSIBILITY, OR LIABILITY FOR ANY OF THE FOLLOWING: (A) ANY INTERRUPTION OR DEFECTS IN THE EQUIPMENT FUNCTIONALITY CAUSED BY FACTORS OUTSIDE OF APLD’S REASONABLE CONTROL; (B) ANY LOSS, DELETION, OR CORRUPTION OF CUSTOMER’S DATA OR FILES WHATSOEVER; (C) ANY LOST REVENUE TO CUSTOMER DURING OUTAGES, EQUIPMENT FAILURES, ETC.; (D) DAMAGES RESULTING FROM ANY ACTIONS OR INACTIONS OF CUSTOMER OR ANY THIRD PARTY NOT UNDER APLD’S CONTROL; OR (E) DAMAGES RESULTING FROM EQUIPMENT OR ANY THIRD PARTY EQUIPMENT.

11.2	IN NO EVENT SHALL APLD BE LIABLE TO CUSTOMER OR ANY OTHER PERSON, FIRM, OR ENTITY IN ANY RESPECT, INCLUDING, WITHOUT LIMITATION, FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF MISTAKES, NEGLIGENCE, ACCIDENTS, ERRORS, OMISSIONS, INTERRUPTIONS, OR DEFECTS IN TRANSMISSION, OR DELAYS, INCLUDING, BUT NOT LIMITED TO, THOSE THAT MAY BE CAUSED BY REGULATORY OR JUDICIAL AUTHORITIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OBLIGATIONS OF APLD PURSUANT TO THIS AGREEMENT. APLD’S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY, OR OTHERWISE, SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE AMOUNTS ACTUALLY RECEIVED BY APLD FROM CUSTOMER IN THE THREE (3) MONTHS PRIOR TO THE DATE OF THE EVENT GIVING RISE TO THE CLAIM.

11.3	Remedy. Customer’s sole remedy for APLD’s non-performance of its obligations under this Agreement shall be a refund of any fees paid to APLD for the then-current service month. Unless applicable law requires a longer period, any action against APLD in connection with this Agreement must be commenced within one (1) year after the cause of the action has occurred.

11.4	Insurance loss. Customer agrees to look exclusively to Customer’s insurer to recover for injury or damage in the event of any loss or injury, and releases and waives all right of recovery against APLD.

12.	Indemnification. Customer shall indemnify, hold harmless and defend APLD, its subsidiaries, employees, agents, directors, owners, executives, representatives, and subcontractors from any and all third-party liability, claim, judgment, loss, cost, expense or damage, including attorneys’ fees and legal expenses, arising out of or relating to the Equipment or Customer’s use thereof, or any injuries or damages sustained by any person or property due to any direct or indirect act, omission, negligence or misconduct of Customer, its agents, representatives, employees, contractors and their employees and subcontractors and their employees, including due to a breach of this Agreement by Customer. Customer shall not enter into any settlement or resolution with a third party under this section without APLD’s prior written consent, which shall not be unreasonably withheld.

13.	Miscellaneous.

13.1	Lease Agreement. APLD may lease certain premises in the Facility from the Facility’s owner (“Leaser”) pursuant to a lease agreement (“Lease”). Customer is not a party to or a beneficiary under such Lease, if any, and has no rights thereunder; however, Customer shall be required to adhere to any and all rules of operation established by Leaser for the Facility. Whether owned or leased by APLD, Customer acknowledges and agrees that it does not have, has not been granted, and will not own or hold any real property interest in the Facility, that it is a licensee and not a tenant, and that it does not have any of the rights, privileges or remedies that a tenant or lessee would have under a real property lease or occupancy agreement.

13.2	Entire Agreement. This Agreement, including any documents referenced herein, constitutes the parties’ entire understanding regarding its subject and supersedes all prior or contemporaneous communications, agreements and understanding between them relating thereto. Customer acknowledges and agrees that it has not, and will not, rely upon any representations, understandings, or other agreements not specifically set forth in this Agreement. This Agreement shall not be superseded, terminated, modified or amended except by express written agreement of the parties that specifically identifies this Agreement.

13.3	Waiver, Severability. The waiver of any breach or default does not constitute the waiver of any subsequent breach or default. If any provision of this Agreement is held to be illegal or unenforceable, it shall be deemed amended to conform to the applicable laws or regulations, or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall continue in full force and effect.

13.4	Assignment. Neither this Agreement nor any right or obligation arising under this Agreement may be assigned by Customer in whole or in part, without the prior written consent of APLD at its sole discretion. APLD may at any time assign, transfer, delegate or subcontract any or all of its rights or obligations under this Agreement without Customer’s prior written consent. Subject to the restrictions on assignment of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assigns.

13.5	Change of Law. If there is a change of any law, regulation or rule, federal, state or local, which affects this Agreement and other associated agreements, which are incorporated by reference in this Agreement, or the activities of APLD under the Agreement, or any change in the judicial or administrative interpretation of any such law, regulation or rule, and APLD reasonably believes in good faith that the change will have an adverse effect on its rights, obligations, costs or operations associated with this Agreement, then APLD may, upon written notice and acting reasonably, adjust terms in this Agreement (including Section 4) which will hold APLD neutral (not benefit nor suffer harm) from such change in law.

13.6	Force Majeure. Neither party shall be liable in any way for delay, failure in performance, loss or damage due to any of the following force majeure conditions: fire, strike, embargo, explosion, power failure, flood, lightning, war, water, electrical storms, high winds, snow, ice, frost, fog, extreme temperatures, labor disputes, civil disturbances, governmental requirements, acts of civil or military authority, acts of God, acts of public enemies, inability to secure replacement parts or materials, transportation facilities, pandemics or other causes beyond its reasonable control, whether or not similar to the foregoing. This also includes planned service and maintenance needs.

13.7	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without giving effect to principals of conflicts of laws. Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts located in the State of Texas, and Customer consents to the exclusive jurisdiction and venue of such courts. An action by a party to enforce any provision of this Agreement shall not relieve the other party from any of its obligations under this Agreement, and no failure to enforce any provision of this Agreement shall constitute a waiver of any future default or breach of that or any other provision.

13.8	Relationship of the Parties. The parties agree that their relationship hereunder is in the nature of independent contractors. Neither party shall be deemed to be the agent, partner, joint venturer or employee of the other, and neither shall have any authority to make any agreements or representations on the other’s behalf. Each party shall be solely responsible for the payment of compensation, insurance and taxes of its own personnel, and such personnel are not entitled to the provisions of any employee benefits from the other party. Neither party shall have any authority to make any agreements or representations on the other’s behalf without the other’s written consent. Additionally, APLD shall not be responsible for any costs and expenses arising from Customer’s performance of its duties and obligations pursuant to this Agreement.

13.9	13.9. Third-Party Beneficiaries. Nothing in this Agreement is intended, nor shall anything herein be construed to confer any rights, legal or equitable, in any person or entity other than the parties hereto and their respective successors and permitted assigns.

13.10	Construction; Interpretation. Unless the context otherwise requires, words in the singular include the plural, and in the plural include the singular; masculine words include the feminine and neuter; “or” means “either or both” and shall not be construed as exclusive; “including” means “including but not limited to”; “any” and “all” shall not be construed as terms of limitation; and, a reference to a thing (including any right or other intangible asset) includes any part or the whole thereof. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation and construction of this Agreement, and this Agreement shall be construed as having been jointly drafted by the parties. The titles and headings for particular paragraphs, sections and subsections of this Agreement have been inserted solely for reference purposes and shall not be used to interpret or construe the terms of this Agreement.

13.11	Disputes. Any dispute arising between the Parties out of or in connection with the provisions of this Agreement will be referred to the senior management representatives of each Party. If such senior management representatives cannot resolve the dispute within 30 days after the date on which notice of the dispute is issued, either Party may notify the other of its desire to have the dispute resolved via arbitration. The arbitration will be conducted in accordance with the Texas Arbitration Act and will take place in Dallas, Texas, via the services of a single arbitrator who will be appointed by mutual agreement of the Parties or, if they do not agree upon an arbitrator an arbitrator will be appointed by the American Arbitration Association., acting solely as an appointing authority.

13.12	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement in a manner appropriate to each and with the authority to do so as of the date set forth below.

APLD Hosting LLC	Customer:

By:	/s/ Wes Cummins	By:	/s/ Xin Xu

Name:	Wes Cummins	Name:	Xin Xu
Title:	Managing Partner	Title:	Director

Exhibit A – Equipment

Bitmain: S19 J Pro, S19J, S19 Pro, S19

Whatsminer: M30S, M31S, M31, M31S+

Exhibit B – Repair